Exhibit 99.2

NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2017 EARNINGS

▪	Pretax income of $7.8 million
▪	Net income of $4.5 million, or $0.16 per diluted share
▪	New contract purchases of $230 million
▪	Total managed portfolio increases to $2.32 billion from $2.31 billion at December 31, 2016

LAS VEGAS, NV, April 19, 2017 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $4.5 million, or $0.16 per diluted share, for its first quarter ended March 31, 2017. This compares to net income of $7.2 million, or $0.24 per diluted share, in the first quarter of 2016.

Revenues for the first quarter of 2017 were $107.6 million, an increase of $6.9 million, or 6.9%, compared to $100.6 million for the first quarter of 2016. Total operating expenses for the first quarter of 2017 were $99.8 million, an increase of $11.4 million, or 12.9%, compared to $88.4 million for the 2016 period. Pretax income for the first quarter of 2017 was $7.8 million compared to pretax income of $12.2 million in the first quarter of 2016, a decrease of 36.3%.

During the first quarter of 2017, CPS purchased $229.6 million of new contracts compared to $215.3 million during the fourth quarter of 2016 and $312.3 million during the first quarter of 2016. The Company's managed receivables totaled $2.323 billion as of March 31, 2017, an increase from $2.308 billion as of December 31, 2016 and $2.142 billion as of March 31, 2016.

Annualized net charge-offs for the first quarter of 2017 were 7.91% of the average owned portfolio as compared to 7.57% for the first quarter of 2016. Delinquencies greater than 30 days (including repossession inventory) were 9.74% of the total owned portfolio as of March 31, 2017, as compared to 8.97% as of March 31, 2016.

"We are pleased with our first quarter results," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “Despite the challenges facing our industry, such as higher delinquencies and lower recoveries at the wholesale auctions, we marked our 23nd consecutive quarter of positive earnings.”

Conference Call

CPS announced that it will hold a conference call on Thursday, April 20, 2017, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 8553937.

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A replay of the conference call will be available between April 20, 2017 and April 27, 2017, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 8553937. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,
	2017	2016
Revenues:
Interest income	$104,575	$96,663
Other income	3,023	3,986
	107,598	100,649
Expenses:
Employee costs	17,780	15,143
General and administrative	6,922	5,331
Interest	22,088	17,821
Provision for credit losses	47,167	44,197
Other expenses	5,849	5,928
	99,806	88,420
Income before income taxes	7,792	12,229
Income tax expense	3,312	5,015
Net income	$4,480	$7,214

Earnings per share:
Basic	$0.19	$0.29
Diluted	$0.16	$0.24

Number of shares used in computing earnings
per share:
Basic	23,517	25,296
Diluted	28,223	30,154

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$12,071	$13,936
Restricted cash and equivalents	129,197	112,754
Total cash and cash equivalents	141,268	126,690

Finance receivables	2,286,172	2,267,943
Allowance for finance credit losses	(99,255)	(95,578)
Finance receivables, net	2,186,917	2,172,365

Deferred tax assets, net	43,039	42,845
Other assets	59,759	62,404
	$2,430,983	$2,404,304

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$23,720	$18,879
Warehouse lines of credit	120,286	103,358
Securitization trust debt	2,082,040	2,080,900
Subordinated renewable notes	15,272	14,949
	2,241,318	2,218,086

Shareholders' equity	189,665	186,218
	$2,430,983	$2,404,304

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Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2017	2016

Contracts purchased	$229.64	$312.30
Contracts securitized	210.00	340.00

Total managed portfolio	$2,323.22	$2,141.63
Average managed portfolio	2,311.81	2,098.29

Allowance for finance credit losses as % of fin. receivables	4.34%	3.81%

Aggregate allowance as % of fin. receivables (1)	5.43%	5.00%

Delinquencies
31+ Days	8.12%	7.15%
Repossession Inventory	1.62%	1.81%
Total Delinquencies and Repo. Inventory	9.74%	8.97%

Annualized net charge-offs as % of average owned portfolio	7.91%	7.57%

Recovery rates (2)	35.2%	39.9%

	For the
	Three months ended
	March 31,
	2017		2016
	$ (3)	% (4)	$ (3)	% (4)
Interest income	$104.58	18.1%	$96.66	18.4%
Servicing fees and other income	3.02	0.5%	3.99	0.8%
Interest expense	(22.09)	-3.8%	(17.82)	-3.4%
Net interest margin	85.51	14.8%	82.83	15.8%
Provision for credit losses	(47.17)	-8.2%	(44.20)	-8.4%
Risk adjusted margin	38.34	6.6%	38.63	7.4%
Core operating expenses	(30.55)	-5.3%	(26.40)	-5.0%
Pre-tax income	$7.79	1.3%	$12.23	2.3%

(1)  Includes allowance for finance credit losses and allowance for repossession inventory.

(2)  Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

(3)  Numbers may not add due to rounding.

(4)  Annualized percentage of the average managed portfolio.  Percentages may not add due to rounding.

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